Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 17, 2015.

The Goldman Sachs Group, Inc. $ Buffered Taiwan Stock Exchange Capitalization Weighted Stock Index-Linked Notes due

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of the Taiwan Stock Exchange Capitalization Weighted Stock Index as measured from the trade date to and including the determination date (expected to be between 18 and 21 months after the trade date).  If the final index level on the determination date is greater than the initial index level (set on the trade date and may be higher or lower than the actual closing level of the index on the trade date), the return on your notes will be positive.  If the final index level declines by up to between 9.40% and 11.00% (set on the trade date) from the initial index level, you will receive the face amount of your notes.  If the final index level declines by more than between 9.40% and 11.00% from the initial index level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return;

•                  if the index return is zero or negative but not below between -9.40% and -11.00% (the final index level is equal to or less than the initial index level but not by more than between 9.40% and 11.00%), $1,000; or

•                  if the index return is negative and is below between -9.40% and -11.00% (the final index level is less than the initial index level by more than between 9.40% and 11.00%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate (to be set on the trade date and expected to be between approximately 1.1038 and approximately 1.1236) times (b) the sum of the index return plus the buffer amount (expected to be between 9.40% and 11.00%) times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page PS-11.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $970 and $990 per $1,000 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $      per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through            .

Original issue date:	, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No.      dated         , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 3136 dated September 15, 2014

•                  General terms supplement dated September 26, 2014

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

INVESTMENT THESIS

- For investors willing to forgo interest payments and risk losing their entire investment for (a) the potential to earn any positive return of the underlier and (b) a buffer against loss of principal in the event of a decline of up to between 9.40% and 11.00% in the final underlier level relative to the initial underlier level.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

- If the final underlier level is above 100.00% of its initial level, 100.00% plus the underlier return
- If the final underlier level is below 100.00% but not below between 90.60% and 89.00% of its initial level, 100.00%
- If the final underlier level is below between 90.60% and 89.00% of its initial level, 100.00% *minus* between approximately 1.1038% and approximately 1.1236% for every 1.00% that the underlier has declined below between 90.60% and 89.00% of its initial level

If the final underlier level declines by more than between 9.40% and 11.00% from the initial underlier level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

KEY TERMS

Issuer:	The Goldman Sachs Group, Inc.
Underlier:	The Taiwan Stock Exchange Capitalization Weighted Stock Index (Bloomberg symbol, "TWSE Index")
Face Amount:	$ in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	
Settlement Date:	Expected to be the fifth scheduled business day after the trade date
Determination Date:	Expected to be between 18 and 21 months after the trade date
Stated Maturity Date:	Expected to be the third scheduled business day after the determination date
Initial Underlier Level:	To be determined on the trade date and may be higher or lower than the actual closing level of the underlier on the trade date
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The *quotient* of (i) the final underlier level *minus* the initial underlier level *divided by* (ii) the initial underlier level, expressed as a positive or negative percentage
Upside Participation Rate:	100.00%
Buffer Level:	Expected to be between 90.60% and 89.00% of the initial underlier level (equal to an underlier return of between -9.40% and -11.00%)
Buffer Amount:	Expected to be between 9.40% and 11.00%
Buffer Rate:	The quotient of the initial underlier level divided by the buffer level, which is expected to be between approximately 110.38% and approximately 112.36%
CUSIP/ISIN:	/

HYPOTHETICAL PAYMENT AT MATURITY*

Hypothetical Cash Settlement Amount as % of Face Amount
200
150
100
50
0
90.6%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as % of Face Amount)
200.000%	200.000%
175.000%	175.000%
150.000%	150.000%
125.000%	125.000%
100.000%	**100.000%**
95.000%	100.000%
90.600%	**100.000%**
50.000%	55.188%
25.000%	27.594%
0.000%	**0.000%**

* assumes the buffer level is set at the top of the buffer level range of between 90.60% and 89.00% of the initial underlier level

RISKS

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 26, 2014, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 3136” mean the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 3136 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 3136 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 3136 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Underlier:  the Taiwan Stock Exchange Capitalization Weighted Stock Index (Bloomberg symbol, “TWSE Index”), published by the Taiwan Stock Exchange Corporation (“TWSE”)

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 3136:

•                  type of notes: notes linked to a single underlier

•                  exchange rates: not applicable

•                  averaging dates: not applicable

•                  redemption right or price dependent redemption right: not applicable

•                  cap level: not applicable

•                  buffer level: yes, as described below

•                  interest: not applicable

Face amount:  each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-13 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax

Consequences” on page S-42 of the accompanying product supplement no. 3136. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2017.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is greater than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

•                  if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•                  if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level (to be set on the trade date and may be higher or lower than the actual closing level of the underlier on the trade date):

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 100.00%

Buffer level (to be set on the trade date): expected to be between 90.60% and 89.00% of the initial underlier level

Buffer amount (to be set on the trade date):  expected to be between 9.40% and 11.00%

Buffer rate (to be set on the trade date):  the quotient of the initial underlier level divided by the buffer level, which is expected to be between approximately 110.38% and approximately 112.36%

Trade date:

Original issue date (settlement date) (to be set on the trade date):  expected to be the fifth scheduled business day following the trade date

Determination date (to be set on the trade date):  a specified date that is expected to be between 18 and 21 months after the trade date, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-14 of the accompanying general terms supplement

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the third scheduled business day after the determination date, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

No interest:  the offered notes will not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:  means a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor. Although the underlier sponsor may publish the underlier level on a day when one or more of the principal securities markets for the underlier stocks are closed, that day would not be a trading day for purposes of the underlier.

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 3136

ERISA:  as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 3136

Supplemental plan of distribution:  as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 3136; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. The underwriting discount set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $      of underwriting fees and $      of selling commission.

We expect to deliver the notes against payment therefor in New York, New York on      , 2015, which is expected to be the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:

ISIN no.:

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100.00%
Buffer level	90.60% of the initial underlier level
Buffer rate	approximately 110.38%
Buffer amount	9.40%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.  As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date and may be higher or lower than the actual closing level of the underlier on the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	200.000%
175.000%	175.000%
150.000%	150.000%
125.000%	125.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.600%	100.000%
75.000%	82.782%
50.000%	55.188%
25.000%	27.594%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.594% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.406% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 90.600% (the section left of the 90.600% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level and the buffer level, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, in the accompanying prospectus supplement dated September 15, 2014, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 3136.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, the accompanying general terms supplement, dated September 26, 2014, and the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 3136.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier.  Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Taiwan Stock Exchange Capitalization Weighted Stock Index as measured from the initial underlier level set on the trade date (which could be higher or lower than the actual closing level of the underlier on the trade date) to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes Are Linked to an Underlier Which Has Components Listed or Located Outside the United States; Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to an underlier which has components that have their primary listing on an exchange located outside the U.S. and includes stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

All information relating to the Taiwan Stock Exchange Capitalization Weighted Stock Index, which we refer to as TAIEX®, reflects the policies of, and is subject to change by TWSE. TAIEX® is the registered service/trademark owned by, and proprietary to, the TWSE and was first calculated and published in 1967. TAIEX® is comprised of all common stocks listed on the Taiwan Stock Exchange, subject to certain exceptions, and is a weighted market value index, as described in greater detail under “—Calculation Methodology” below. Additional information on TAIEX® is available on the following website:  http://www.twse.com.tw/en/products/indices/tsec/taiex.php. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Composition and Selection Criteria

TAIEX® is comprised of all common stocks listed on the Taiwan Stock Exchange, excluding preferred stocks, full-delivery stocks (as described below) and stocks that have been listed for less than one calendar month.

Generally, stocks of newly listed companies are included in the underlier on the first trading day of the next month after the stock has been listed for one full calendar month.  However, stocks of listed companies that are subsequently converted into financial or investment holding companies are included in the underlier starting on the first day of listing.  In addition, listed companies that are transferred to the Taiwan Stock Exchange from the over-the-counter market are also included in the underlier starting on the first day of listing.

Stocks that have been suspended from trading are not included in the underlier. A stock that has been suspended will be restored to the underlier on the first trading day of the next month after the stock has resumed normal trading for one full calendar month, unless the stock has been suspended from trading because of the issuance of replacement shares due to a capital reduction resulting from a corporate split. In that case, the stock will be restored to the underlier on the day that trading in the new shares resumes.  Any stocks the status of which changes from regular trading to full-delivery trading are also excluded from the underlier.  Such a stock will be restored to the underlier on the day that the stock returns to regular trading status.  A decision to place a stock in full-delivery status generally will be made by the TWSE when certain events specified under TWSE rules have occurred. These events include, among other things, when a listed company’s net worth is less than one-half of its share capital; a shareholders’ meeting has not been held within six months after the end of its fiscal year; a company’s auditors express substantial doubt about its going-concern assumption, or issue a qualified audit report for the semi-annual or annual financial reports; the company violates the TWSE rules concerning material information of a listed company; two-thirds or more of the company’s directors or supervisors have been provisionally ordered to be suspended from the performance of their authorities and duties; an application for re-organization of the company has been filed; certain violations of the shareholder disbursement requirements of the listing standards or certain other rule violations concerning directors and officers of the company have occurred; the company is unable to punctually make payments on its corporate bonds or convertible corporate bonds that have matured or for which it has received redemption requests; a negotiable instrument issued by the company has been dishonored by a financial institution because of insufficient funds on deposit; or when the TWSE deems it necessary to do so for any other reason.

As of April 15, 2015, there were 834 constituent stocks in the TAIEX®. The top ten constituent stocks by weight are indicated in the table below. The information in this table has been obtained from the TWSE without independent verification.

TAIEX®

Top Ten Constituent Index Stocks by Weight as of April 15, 2015**

Name	Percentage (%)*
Taiwan Semiconductor Manufacturing	13.43%
Hon Hai Precision Industry	4.94%
Chunghwa Telecom Co., Ltd.	2.74%
Formosa Petrochemical Corporation	2.47%
Cathay Financial Holding	2.29%
MediaTek Inc.	2.27%
Fubon Financial Holding co Ltd.	2.08%
Nan Ya Plastic	2.07%
Formosa Plastic	1.78%
Delta Electronics Inc.	1.68%

*                   Information obtained from TWSE.

**              A full list of constituent stocks at the end of every month is available as of the seventh transaction day of every month. The company names are listed in Chinese and can be found at http://www.twse.com.tw/en/statistics/statistics_list.php?tm=01&stm=004.

TAIEX® is comprised of constituent stocks the issuers of which are domiciled in different countries and which operate in different industry sectors. TAIEX® country weightings have been obtained from TWSE without independent verification.  TAIEX® stock weightings by industry sector are indicated in the tables below. This information has been obtained from the TWSE without independent verification.

TAIEX®

Index Stocks Weightings by Country as of April 15, 2015

Country	Percentage (%)*

Taiwan	98.79%
Hong Kong	0.83%
Cayman Islands	0.24%
China	0.09%
United States	0.04%

TAIEX®

Index Stocks Weightings by Industry Sector as of April 15, 2015

Sector†	Percentage (%)*

Automobile	1.720%
Biotechnology and Medical Care	0.560%
Building Material and Construction	2.020%
Cement	1.230%
Chemical	1.160%
Communications and Internet	6.190%
Computer and Peripheral Equipment	6.650%
Electric Machinery	1.960%
Electrical and Cable	0.290%
Electronic Parts/Components	4.550%
Electronic Products Distribution	0.890%
Financial and Insurance	13.880%
Food	1.770%
Glass and Ceramic	0.180%
Information Service	0.220%
Iron and Steel	2.180%
Oil, Gas and Electricity	2.680%
Optoelectronic	4.470%
Other Electronic	7.160%

Sector†	Percentage (%)*

Other Industry	3.590%
Paper and Pulp	0.250%
Plastic	6.150%
Rubber	1.460%
Semiconductor	22.620%
Shipping and Transportation	2.170%
Textile	1.790%
Tourism	0.480%
Trading and Consumers’ Goods	1.720%

*                   Information obtained from TWSE. Percentages may not sum to 100% due to rounding.

†                    Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Calculation Methodology

The TAIEX® was first calculated and published in 1967, at which time the base value as of 1966 was set to 100.  The TAIEX® is constantly computed and broadcast every minute during TWSE trading hours.

The underlier is calculated as (i) the sum of the market values of all of the constituent stocks, which is obtained by multiplying the price of each component stock times the number of issued shares, divided by (ii) the base value described below, times (iii) 100. The base value is a number that is intended to ensure the continuity of the TAIEX® and is adjusted upon the occurrence of certain events described below.

For the purposes of calculating the market value of newly listed companies, the TWSE may use the number of listed shares instead of the number of issued shares.  For all other constituents, the market value is calculated using all issued shares.

In the event of a temporary trading halt or other disruption in trading of any particular index constituent, the TAIEX® will be calculated using the last available traded price for that stock on the current trading day.  If there is no traded price on the current trading day, the TAIEX® will be calculated using the closing price of the affected stock on the prior trading day or, if there was no closing price, the auction reference price at the opening of the market on the current trading day as determined in accordance with the Taiwan Stock Exchange’s rules. In the event of a market disruption event with respect to the Taiwan Stock Exchange, the TAIEX® will be published on the basis of the last available index value.

The base value is adjusted to offset the impact of non-trading events, including new listings, de-listings and new share offerings. In such circumstances, which are described in greater detail below, a new base value of the index is calculated by multiplying the then-current base value times a fraction, the numerator of which is the post-event aggregate market value of the index constituents, and the denominator of which is the aggregate market value of the index constituents prior to the event.

For the purposes of this calculation, the post-event aggregate market value is the sum of the pre-event aggregate market value plus the total of all changes in market value, which are calculated as described below. TWSE uses a different formula for different types of events to calculate the change in market value.  The following table indicates the type of event, the time of calculation and the method for calculating change in market value.

Event	Time of Calculation	Method of Calculating Change in Market Value
1. Addition or deletion of a component stock	effective date	change in market value equals closing price on the final trading day before the change times shares issued by the listed company

2. Subscription of common shares for cash capital increase	ex-rights date	change in market value equals cash capital increase subscription price times number of cash capital increase shares

3. Distribution of common shares as bonus to employees or certificates of entitlement to new shares	listing date

change in market value equals (closing price before the listing date of distribution of common shares as bonus to employees or certificates of entitlement to new shares) times number of shares resulting from bonus to employees

4. Distribution of common shares as stock dividends on preferred stock	ex-rights date

change in market value equals ex-rights reference price of the common shares times total number of common shares issued as stock dividends on preferred shares, where:

•                  the ex-rights reference price of the common shares equals (closing price before the ex-rights date plus cash capital increase subscription price times cash capital increase share distribution rate) divided by (1 plus shareholder stock dividend rate plus cash capital increase share distribution rate);

•                  the shareholder stock dividend rate equals number of capital increase shares distributed as dividends to shareholders divided by number of issued shares before the ex-rights date; and

•                  the cash capital increase share distribution rate equals number of shares issued for the cash capital increase divided by number of issued shares before the ex-rights date.

5. Distribution where a listed company holds treasury stock for which capital cancellation has not occurred	ex-rights date

change in market value equals aggregate market value after the ex-rights date minus aggregate market value before the ex-rights date, where:

•                  the aggregate market value before the ex-rights date equals ( closing price before the ex-rights date minus cash dividend per share ) times number of issued shares before the ex-rights date; and

•                  the aggregate market value after the ex-rights date equals ( closing price before the ex-rights date minus cash dividend per share ) divided by ( 1 plus shareholder stock dividend rate ) times number of issued shares after the ex-rights date.

Event	Time of Calculation	Method of Calculating Change in Market Value
6. Share cancellation based on the law	the first to occur of the ex-rights date and the third trading day of the next month following public announcement of capital decrease	change in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares
7. Failed offering for cash capital increase	reversion to the original number of issued shares on the third trading day of the next month following receipt of notification
8. Listing of certificates of entitlement to shares or new shares following company merger or consolidation	listing date
9. Listing of common shares issued in replacement of certificates of entitlement to convertible bonds	listing date
10. Common shares converted directly from convertible bonds or issued through exercise of securities with subscription right	the first to occur of the ex-rights date or the third trading day of the next month following public announcement of the capitalization amendment registration
11. Cash capital increase shares or certificates of payment for which shareholders have waived subscription rights and public underwriting has been adopted	listing date
12. New shares issued for global depositary receipts	listing date
13. Common shares converted from convertible preferred shares	listing date

The TWSE reserves the right to make other base value adjustments for non-trading events that affect aggregate market value.

License Agreement

The Goldman Sachs Group, Inc. (“GS Group”) expects to enter into a non-exclusive license agreement with TWSE providing for the license to GS Group, and certain of its affiliated or subsidiary companies, of the right to use the index, which is owned and published by TWSE, in connection with certain securities, including the notes. The license agreement between TWSE and GS Group is expected to provide that the following language must be set forth in this prospectus supplement:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY TWSE AND TWSE DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF

THE TAIWAN TAIEX INDEX (“THE INDEX”) AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE.  THE INDEX IS COMPILED AND CALCULATED BY TWSE. HOWEVER, TWSE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND TWSE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

The index is calculated by TWSE. TWSE does not sponsor, endorse or promote the notes.

All copyright in the index values and constituent list vests in TWSE. GS Group expects to obtain a license from TWSE to use such copyright in the creation of the notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from April 16, 2005 through April 16, 2015. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$ The Goldman Sachs Group, Inc. Buffered Taiwan Stock Exchange Capitalization Weighted Stock Index-Linked Notes due Goldman, Sachs & Co.

	Page
Summary Information	PS-4
Hypothetical Examples	PS-7
Additional Risk Factors Specific to Your Notes	PS-11
The Underlier	PS-15

Product Supplement No. 3136 dated September 15, 2014

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50

General Terms Supplement dated September 26, 2014

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
S&P 500® Index	S-37
MSCI Indices	S-42
Hang Seng China Enterprises Index	S-50
Russell 2000® Index	S-55
FTSE® 100 Index	S-62
EURO STOXX 50® Index	S-67
TOPIX	S-73
The Dow Jones Industrial AverageTM	S-78
The iShares® MSCI Emerging Markets ETF	S-81

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120